Exhibit 10.2

FLEXSTEEL INDUSTRIES, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

NOTIFICATION OF AWARD

TO: [PARTICIPANT NAME]

1. Performance Award. Flexsteel Industries, Inc., (the “Company”), grants to you an Award under the Flexsteel Industries, Inc. Long-Term Incentive Compensation Plan (the “Plan”). The Award is contingent on the approval of the Plan by the Company’s Shareholders at the Company’s Annual Shareholders’ Meeting in December 2013. (See Attachment C, the “Plan.”)

Grant Date:	Share Price:	Performance Period:
Base Salary:		Target Performance %:

2. Performance Goals. To be eligible to receive payment under this Award, you must meet the Performance Goals set forth below. If the threshold goal amount is not reached, no amounts will be paid.

%	GOAL

3. Calculation of Award. For the Performance Period, your Target Performance Percentage of your base salary is shown in the first chart, above. The dollar amount obtained by multiplying your Target Performance Percentage by your base salary is the target performance Award. The percentages of your target performance Award that you are eligible to receive at the Threshold, Target and above achievement levels are set out in the second chart, above.

All Awards under the Plan will be paid in the form of Company Stock. Following the close of the Performance Period, the number of Shares of Company Stock that you are eligible to receive at each level of achievement (Threshold, Target, and above) will be determined by the achievement of the Performance Goal(s) against the Target Performance Award to determine your Award payout for the Performance Period. This Award of the right to receive a Share under the Plan at the end of the Performance Period (subject to the terms of the Plan and this Notification of Award) is sometimes referred to as a “Performance Unit.”

LTIP Notification of Award	1

4. Employment Requirement. In general, in order to receive an Award payment under this Notification of Award, you must be employed by the Company through the last day of the Performance Period. However, if your employment is terminated during a Performance Period as a result of your death, disability, on or after reaching age 62, or an Involuntary Termination for reasons other than Cause within 30 days before or 12 months following a Change in Control (See Attachment A, “Definitions”) you (or your beneficiary in the case of your death) will be entitled to receive a pro rata portion of the Award based on the number of days you were employed by the Company during the Performance Period.

5. Payment of Award. The Performance Units that you are eligible to receive under this Notification of Award will be converted to Shares upon distribution. These Shares will be distributed to you after the audited financials for the Performance Period are completed, but no later than the 15th day of the third month following the end of the Performance Period, unless a delay is otherwise permitted under the terms of the Plan. Under certain circumstances, the payment may be made at an earlier date, as determined by the Committee, as long as the acceleration does not result in a violation of Section 409A or 162(m) of the Code.

6. Withholding Taxes. The Company has the right to deduct and withhold any taxes due as a result of this Award. The Company may, in its discretion, elect to withhold cash from other compensation payable to you by the Company or withhold Shares otherwise payable to you under this Notification of Award to satisfy its withholding requirements.

7. Beneficiary Designation. If your employment is terminated as a result of death during a Performance Period, an amount may be payable upon your death as provided in Section 4 of this Notification of Award. The Plan permits each Participant to designate a beneficiary to receive payments that may be due in the event of death. Any beneficiary can be named and you may change your beneficiaries at any time by submitting such designation, in writing, to the Company. (See Attachment B, “Beneficiary Designation of Employee”.)

8. Forfeiture and Repayment. If you receive or become entitled to receive a payment under this Award within six months before your Separation from Service with the Company, the Company, in its sole discretion, may require you to forfeit or return the Award, as the case may be, in the event you: (a) engage in Competitive Activity at any time during your employment or within a two-year period after your Separation from Service or (b) engage in Improper Use of Confidential Information at any time. (See Attachment A, “Definitions”.) The Company also reserves the right to require you to pay back to the Company any amount received under the Award as described in Section 6.5 of the Plan. Further, in no event will you be entitled to an Award under this Notification of Award if you have a Termination for Cause at any time before the payment date of the Award. Any repayment due under this Section 8 or Section 6.5 of the Plan will be made by you either in the Shares, or in a dollar amount equal to the Fair Value of the Shares determined on the date of repayment, you received under the Award. The Committee, in its discretion, will determine which method of payment is acceptable.

9. No Employment Contract. Nothing contained in the Plan or this Notification of Award creates any right to your continued employment or otherwise affects your status as an employee at will. You acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all, subject only to the terms of any written employment agreement between you and the Company.

10. Governing Terms. The Award is subject to the terms of this Notification of Award and the terms of the Plan. In the event of any conflict between the terms of the Notification of Award and the Plan, the terms of the Plan will govern. Capitalized terms used but not defined in this Notification of Award will have the meanings given to them in the Plan.

11. Acknowledgment. Your receipt of this Notification of Award constitutes your agreement to be bound by the terms and conditions of this Notification of Award and the Plan.

FLEXSTEEL INDUSTRIES, INC.	Acknowledgment of Receipt:

Karel K. Czanderna President & Chief Executive Officer	Employee Name	Date

ATTACHMENT A

FLEXSTEEL INDUSTRIES, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

NOTIFICATION OF AWARD DEFINITIONS

The Capitalized terms used in this Notification of Award have the meanings set forth below.

“Competitive Activity” means any of the following regardless of whether it is undertaken, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, contractor, consultant or otherwise:

(i)	Engaging in any business activity, in any geographic market in which the Company is then engaged in business that is competitive with the business of the Company; or
(ii)	Hiring or soliciting for employment any person who is then an employee of the Company; or
(iii)	Inducing or attempting to induce any person to end his or her employment relationship with the Company; or
(iv)	Soliciting business concerning any business (as described in Section (i) above) from any person or entity who is, or who was, a client, customer, prospective client or prospective customer of the Company; or
(v)	Taking any action to divert business from, or inducing or attempting to induce any customer or prospective customer or any vendor, supplier or other business relation to cease doing business with the Company.

“Improper Use of Confidential Information” means:

(i)	Any use or disclosure of Confidential Information except as required for the performance of the Participant's duties as an employee of the Company;
(ii)	Any act or omission that directly or indirectly would materially reduce the value of Confidential Information except for such acts or omissions that are required for the performance of the Participant’s duties as an employee of the Company.
(iii)	Notwithstanding anything in Sections (i) or (ii) above, Improper Use of Confidential Information does not include:
(A)	any disclosure, use or other act or omission that is expressly authorized in writing, in advance by the Company; or
(B)	any required disclosure of Confidential Information by law or legal process, if: (x) the Participant provides prompt notice to the Company in writing, and prior to disclosing any Confidential Information, so that the Company may elect to seek an appropriate protective order to prevent disclosure at the Company’s option and expense; and (y) the Participant cooperates with the Company in any efforts to seek a protective order.

For purposes of this definition, “Confidential Information” means any non-public information regarding the Company or any of its owners, directors, representatives, agents, employees, suppliers, vendors, shareholders, members, clients, customers, or other third parties or entities with whom the Company does business and which the Participant has learned or developed in the past as a result of Participant’s employment by or association with the Company or which the Participant learns or develops while providing services to the Company. Confidential Information includes, but is not limited to, trade secrets, information about customers, prospective customers, marketing strategies, business strategies, sales strategies, products, services, key personnel, suppliers, pricing, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, forecasts, or planning. All information disclosed to the Participant or to which the Participant obtains access in whatever form, whether originated by the Participant or by others, during the period that the Participant provides services to the Company will be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if the Participant has a reasonable basis to believe it to be Confidential Information. For these purposes, Confidential Information will not include knowledge or information: (i) that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of Improper Use or Disclosure of Confidential Information by a Participant; or (ii) that is independently made available to the Participant in good faith by a third party who has not violated any legal duty or confidential relationship with the Company.

“Termination for Cause” means the involuntary termination of a Participant’s employment with the Company as a result of dishonesty, fraud, misappropriation of funds, theft relating to the Participant’s position, harassment, an act of violence, acts punishable by law, misconduct as described in the Flexsteel Industries, Inc. Employee Handbook, as amended from time to time, or such other serious misconduct as will be determined by the Company to constitute conduct that warrants forfeiture pursuant to the Plan and Section 8 of this Notification of Award.

“Change in Control” means a “change in control,” as defined in US Treasury Regulations §1.409A-3(i)(5)(vi)(1) and (vii). Generally, this means that a Change in Control will occur:

(1)	on the date any one person (or more than one person acting as a group) acquires ownership of the Company’s Stock possessing 50% or more of the total voting power of the Company’s Stock; or
(2)	on the date any one person (or more than one person acting as a group) acquires assets from the Company that have a total gross fair market value equal to or more than 75% of the total fair market value of all of the assets of the Company immediately before such acquisition.

“Involuntary Termination” has the meaning set forth in U.S. Treasury Regulation §1.409A-1(n). Generally, this means that the Company has terminated your employment under circumstances where you have not initiated or requested the termination and you are willing and able to continue your employment. An “involuntary termination,” for these purposes, also includes your separation from service due to “good reason” if your separation occurs due to a material diminution in your base compensation; a material diminution of your authority, duties or responsibilities; or a material change in the geographic location at which you must perform services. In order for a separation from service to be considered a “good reason” separation from service, you must provide a written notice to the Company of the existence of the condition within a 30-day period following the initial existence of the condition, upon which the Company must be provided a period of at least 90 days during which it may remedy the condition.

ATTACHMENT B

FLEXSTEEL INDUSTRIES, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

BENEFICIARY DESIGNATION OF EMPLOYEE

Under the Flexsteel Industries, Inc. Long-Term Incentive Compensation Plan, I, ____________________________________, hereby designate the following as beneficiary of any portion of my award which has been earned according to the terms of the Plan and unpaid at the time of my death.

A.	Primary Beneficiary

B.	Contingent Beneficiary:

Signature:

Name:

Date:

*This election is valid until a later dated designation is completed and filed with the Company.

ATTACHMENT C

FLEXSTEEL INDUSTRIES, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN